                                                                       EXHIBIT 1

                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                  s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)

ITEM 1. REPORTING ISSUER:

        Breakwater Resources Ltd.
        Suite 2000
        Wellington Street West
        Toronto, Ontario
        M5J 2N7

ITEM 2. DATE OF MATERIAL CHANGE:

        November 20, 2002.

ITEM 3. PRESS RELEASE:

        A press release regarding the material change was issued in Toronto, Ontario on November 20, 2002 through Canada NewsWire.

ITEM 4. SUMMARY OF MATERIAL CHANGE:

        Breakwater Resources Ltd. ("the Company") reported an unaudited consolidated net loss of $16.9 million ($0.09 per share) for the third quarter ended September 30, 2002 on gross sales revenue of $74.2 million, compared with a consolidated net loss of $92.2 million ($0.77 per share) on gross sales revenue of $87.3 million for the same period in 2001. For the third quarter 2001 the loss was $22.4 million ($0.19 per share) before a write-down of mineral properties and fixed assets of $69.8 million.

        For the nine-month period ended September 30, 2002, the net loss was $17.9 million ($0.11 per share) on gross sales revenue of $199.6 million compared with a net loss of $97.5 million ($0.81 per share) on gross sales revenue of $224.7 million for the same period in 2001.

        While production costs per tonne of ore milled at the Bougrine mine for the third quarter were 31% higher in 2002 than for the same period of 2001, the lower costs at all of the Company's other operations reduced the overall cost per tonne of ore milled by 1% compared to 2001.

        Before the non-cash foreign exchange loss, non-recurring investment income and property write down, the loss for the third quarter of 2002 was $13.5 million compared to $21.2 million for the comparable quarter of 2001. The Company has US dollar denominated debt, which must be adjusted to reflect the exchange rate at the end of each period. This resulted in a foreign exchange non-cash loss of $3.8 million for the three month period of 2002 compared to $3.0 million for the same period of 2001.

        Cash used by operations (before changes in non-cash working capital items) was $6.8 million ($0.04 per share) for the third quarter of 2002 compared with cash used by operations of $14.3 million ($0.12 per share) for the same period in 2001. The nine month operating cash flow was $4.1 million

($0.03 per share) compared to cash used by operation of $5.1 million ($0.04 per share) for the same nine months of 2001.

        The Company's credit facilities are required to be paid by January 2, 2003. Management believes that the Company will not be able to repay its debt by this date and is in discussions with its banking syndicate in an effort to negotiate an extension or a restructuring of the credit facilities. While management continues with such discussions there is no assurance that a satisfactory conclusion will be reached.

        At the end of September 2002, the Company had a working capital deficiency of $30.2 million compared to working capital of $5.0 million at December 31, 2001. The reduction was primarily due to short-term debt increasing by $49.2 million as all bank debt is due on January 2, 2003. During the third quarter, the Company repaid debt of $11.4 million.

        Since December 31, 2001, cash and cash equivalents increased by $8.9 million to $12.2 million and total debt has increased by $5.0 million.

        As at September 30, 2002, US$19.5 million was drawn under the working capital facility and US$1.5 million was available based on September 30, 2002, metal prices. In addition US$1.1 million of the US$6.5 million supplemental term facility was also available.

        Payable zinc production during the quarter was 104 million pounds at a total cash cost of US$0.33 per pound compared with 94 million pounds at a total cash cost of US$0.37 per pound in 2001. The increase in zinc production for the third quarter was due to increased production at the Bouchard-Hebert, Nanisivik and El Toqui operations. The lower unit costs in the third quarter were due to the increased production and lower treatment charges.

        Payable zinc production during the nine-month period was 321 million pounds at a total cash cost of US$0.32 per pound compared with 286 million pounds at a total cash cost of US$0.36 per pound in 2001. The increase in zinc production was due to improved production at the Bouchard-Hebert, Nanisivik and El Toqui mines. The lower unit costs for the nine months of 2002 was a result of the increased production and lower treatment charges when compared to the same period of 2001.

ITEM 5. FULL DESCRIPTION OF MATERIAL CHANGE:

        See attached press release.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS
        PROVISIONS:

        Not applicable.

ITEM 7. OMITTED INFORMATION:

        Not applicable.

ITEM 8. SENIOR OFFICERS:

        Colin K. Benner
        President and
         Chief Executive Officer
        Breakwater Resources Ltd.

        Telephone: (416) 363-4798

ITEM 9. STATEMENT OF SENIOR OFFICER:

        The foregoing accurately discloses the material change referred to herein.

        Dated at Toronto, Ontario as of the 29th day of November, 2002.

                                           /s/Colin K. Benner
                                           -------------------------------------
                                           Colin K. Benner
                                           President and Chief Executive Officer
                                           Breakwater Resources Ltd.

BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 2000
TORONTO, ONT., M5J 2N7

                                                             Tel: (416) 363-4798
                                                             Fax: (416) 363-1315
--------------------------------------------------------------------------------
MEDIA RELEASE

                 BREAKWATER REPORTS THIRD QUARTER FINANCIAL AND
                                OPERATING RESULTS

NOVEMBER 20, 2002... (BWR - TSX)

        Breakwater Resources Ltd. ("the Company") reported an unaudited consolidated net loss of $16.9 million ($0.09 per share) for the third quarter ended September 30, 2002 on gross sales revenue of $74.2 million, compared with a consolidated net loss of $92.2 million ($0.77 per share) on gross sales revenue of $87.3 million for the same period in 2001. For the third quarter 2001 the loss was $22.4 million ($0.19 per share) before a write-down of mineral properties and fixed assets of $69.8 million.

        For the nine-month period ended September 30, 2002, the net loss was $17.9 million ($0.11 per share) on gross sales revenue of $199.6 million compared with a net loss of $97.5 million ($0.81 per share) on gross sales revenue of $224.7 million for the same period in 2001.

        The continuing low metal prices combined with fluctuations in the US/Canadian dollar adversely affected third quarter results. The zinc price realized for the third quarter was US$764 per tonne (US$0.347 per pound) compared to US$834 per tonne (US$0.378 per pound) for the same period of 2001. For the nine months, the zinc price realized was US$779 per tonne (US$0.353 per pound) compared to US$917 per tonne (US$0.416 per pound) for the same period of 2001.

        While production costs per tonne of ore milled at the Bougrine mine for the third quarter were 31% higher in 2002 than for the same period of 2001, the lower costs at all of the Company's other operations reduced the overall cost per tonne of ore milled by 1% compared to 2001.

        Before the non-cash foreign exchange loss, non-recurring investment income and property write down, the loss for the third quarter of 2002 was $13.5 million compared to $21.2 million for the comparable quarter of 2001. The Company has US dollar denominated debt, which must be adjusted to reflect the exchange rate at the end of each period. This resulted in a foreign exchange non-cash loss of $3.8 million for the three month period of 2002 compared to $3.0 million for the same period of 2001.

        Cash used by operations (before changes in non-cash working capital items) was $6.8 million ($0.04 per share) for the third quarter of 2002 compared with cash used by operations of $14.3 million ($0.12 per share) for the same period in 2001. The nine month operating cash flow was $4.1 million ($0.03 per share) compared to cash used by operation of $5.1 million ($0.04 per share) for the same nine months of 2001.

METAL SALES

        The Company sells zinc, lead and copper concentrates containing various quantities of payable metal. The following table summarizes the payable metals contained in concentrate sales:

--------------------------------------------------------------------------------
                        NINE MONTHS                    THIRD QUARTER
--------------------------------------------------------------------------------
                     2002          2001            2002             2001
--------------------------------------------------------------------------------
Zinc - tonnes      132,296       131,645          59,275           57,368
--------------------------------------------------------------------------------
Lead - tonnes       11,840         9,915            (124)           1,359
--------------------------------------------------------------------------------
Silver - ozs     1,548,935     1,626,736          59,489          498,334
--------------------------------------------------------------------------------
Gold - ozs          21,118        25,500           3,118            6,639
--------------------------------------------------------------------------------
Copper - tonnes      4,106         4,389           1,200            1,996
--------------------------------------------------------------------------------

Selected financial information is summarized in the following table:

--------------------------------------------------------------------------------
                                         NINE MONTHS            THIRD QUARTER
--------------------------------------------------------------------------------
($000's except for per share data)     2002       2001        2002       2001
                                               (RESTATED)             (RESTATED)
--------------------------------------------------------------------------------
Gross Sales Revenue                  199,616    224,679      74,203      87,277
--------------------------------------------------------------------------------
Loss from Mining Activities*          10,626     15,973      11,019      14,651
--------------------------------------------------------------------------------
Net Loss                              17,854     97,504      16,930      92,151
--------------------------------------------------------------------------------
Operating Cash Flow (Used)**           4,093     (5,119)     (6,836)    (14,267)
--------------------------------------------------------------------------------
Per Share Data:
--------------------------------------------------------------------------------
Net Loss                                0.11       0.81        0.09        0.77
--------------------------------------------------------------------------------
Operating Cash Flow (Used)              0.03      (0.04)      (0.04)      (0.12)
--------------------------------------------------------------------------------
        *After non-cash costs
        **Before changes in non-cash working capital.

        Third quarter general and administration costs decreased by $0.3 million and interest and financing costs remained the same compared to the corresponding period in 2001. Investment and other income was $1.4 million lower during the third quarter of 2002 as most investments acquired through the Jascan purchase were sold during 2001. The weakening Canadian dollar resulted in a non-cash $3.8 million foreign exchange loss on translation of the Company's US dollar denominated debt to Canadian dollars. This compares to a loss of $3.0 million for the same period of 2001. Debt denominated in other than the reporting currency must be adjusted based on the exchange rate at the end of the period and the change charged to earnings. At the end of June 2002 the Canadian/US exchange rate was 1.5187 compared to 1.5858 at the end of September 2002.

LIQUIDITY AND FINANCIAL POSITION

        The Company's credit facilities are required to be paid by January 2, 2003. Management believes that the Company will not be able to repay its debt by this date and is in discussions with its banking syndicate in an effort to negotiate an extension or a restructuring of the credit facilities. While management continues with such discussions there is no assurance that a satisfactory conclusion will be reached.

        At the end of September 2002, the Company had a working capital deficiency of $30.2 million compared to working capital of $5.0 million at December 31, 2001. The reduction was primarily due to short-term debt increasing by $49.2 million as all bank debt is due on January 2, 2003. During the third quarter, the Company repaid debt of $11.4 million.

        Since December 31, 2001, cash and cash equivalents increased by $8.9 million to $12.2 million and total debt has increased by $5.0 million.

        As at September 30, 2002, US$19.5 million was drawn under the working capital facility and US$1.5 million was available based on September 30, 2002, metal prices. In addition US$1.1 million of the US$6.5 million supplemental term facility was also available.

CAPITAL EXPENDITURES

        Capital expenditures during the third quarter of 2002 were $2.9 million compared to $4.2 million in the third quarter 2001. Year-to-date capital expenditures were $7.1 million compared to $19.7 million in 2001.

        In addition, for the nine months, the Company spent approximately $4.0 million on reclamation and closure activities for the Nanisivik mine that closed at the end of September. These expenditures include $2.9 million for supplies in inventory that will be used in the reclamation program during the balance of 2002 and 2003. The total estimate for the mine reclamation and closure is $9.2 million.

METALS PRICES

        Average realized metal prices for sales during the first nine months and third quarter of 2002 and 2001, are shown in the following table.

-------------------------------------------------------------------------------------------------
                                       Nine Months                      Third Quarter
-------------------------------------------------------------------------------------------------
                              2002        2001       Change      2002       2001         Change
                                       (restated)      (%)               (restated)        (%)
-------------------------------------------------------------------------------------------------
Zinc (U.S.$/lb)                0.35        0.42       (17)        0.35        0.38         (8)
-------------------------------------------------------------------------------------------------
Copper (U.S.$/lb)              0.74        0.77        (4)         .72        0.73         (1)
-------------------------------------------------------------------------------------------------
Lead (U.S.$/lb)                0.22        0.22         -         0.22        0.22          -
-------------------------------------------------------------------------------------------------
Silver (U.S.$/oz)              4.55        4.43         3         4.88        4.21         16
-------------------------------------------------------------------------------------------------
Gold (U.S.$/oz)                 293         266        10          319         264         21
-------------------------------------------------------------------------------------------------
Exchange Rate (U.S./Cdn.)    1.5704      1.5384         2       1.5631      1.5459          1
-------------------------------------------------------------------------------------------------

        The average realized zinc price is affected by the timing of deliveries and adjustments for hedging.

OPERATIONS SUMMARY

        Payable zinc production during the quarter was 104 million pounds at a total cash cost of US$0.33 per pound compared with 94 million pounds at a total cash cost of US$0.37 per pound in 2001. The increase in zinc production for the third quarter was due to increased production at the Bouchard-Hebert, Nanisivik and El Toqui operations. The lower unit costs in the third quarter were due to the increased production and lower treatment charges.

        Payable zinc production during the nine-month period was 321 million pounds at a total cash cost of US$0.32 per pound compared with 286 million pounds at a total cash cost of US$0.36 per pound in 2001. The increase in zinc production was due to improved production at the Bouchard-Hebert, Nanisivik and El Toqui mines. The lower unit costs for the nine months of 2002 was a result of the increased production and lower treatment charges when compared to the same period of 2001.

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001          2002         2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)           2,420,722     2,465,604       780,826      829,898
--------------------------------------------------------------------------------
 Zinc (%)                           7.9           7.1           7.9          6.9
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  320,511       288,908       104,033       96,115
--------------------------------------------------------------------------------
 Copper (tonnes)                 28,076        33,627         6,938       10,065
--------------------------------------------------------------------------------
 Lead (tonnes)                   14,252        15,357         4,264        5,864
--------------------------------------------------------------------------------
 Gold (tonnes)                    3,933         2,792         1,761          725
--------------------------------------------------------------------------------
Metal in Concentrates
--------------------------------------------------------------------------------
 Zinc (tonnes)                  173,111       154,677        55,975       51,219
--------------------------------------------------------------------------------
 Copper (tonnes)                  4,359         5,606         1,132        1,721
--------------------------------------------------------------------------------
 Lead (tonnes)                    9,679        10,163         2,881        3,885
--------------------------------------------------------------------------------
 Silver (ounces)              2,409,547     2,183,102       717,376      707,414
--------------------------------------------------------------------------------
 Gold (ounces)                   18,942        31,382         5,738        9,008
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (U.S.$)         27.46         27.56         28.53        28.93
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)       0.32          0.36          0.33         0.37
--------------------------------------------------------------------------------

        The following table summarizes key financial statistics for each mine comparing the first nine months of 2002 with the same period in 2001.

---------------------------------------------------------------------------------------------------------
(Millions of $)                               CONTRIBUTION
                                           (LOSS) FROM MINING
                                               ACTIVITIES*              NON-CASH             CAPITAL
                   GROSS REVENUE                                          COSTS            EXPENDITURES
---------------------------------------------------------------------------------------------------------
                  2002       2001           2002      2001            2002      2001      2002      2001
                          (RESTATED)               (RESTATED)
---------------------------------------------------------------------------------------------------------
Bouchard-Hebert   57.7       63.4            2.3       8.3             6.2       5.8       1.2       1.3
---------------------------------------------------------------------------------------------------------
Nanisivik         35.2       31.1           (3.4)    (16.9)            3.2       3.4         -       3.8
---------------------------------------------------------------------------------------------------------
Bougrine          24.3       40.4           (6.5)     (0.1)            5.7       7.0       1.6       2.5
---------------------------------------------------------------------------------------------------------
El Mochito        50.7       56.0           (3.6)     (5.5)            5.3       4.8       1.2       2.2
---------------------------------------------------------------------------------------------------------
El Toqui          31.7       33.8            0.6      (1.7)            1.9       2.3       1.7       5.2
---------------------------------------------------------------------------------------------------------
Langlois             -          -              -         -               -         -       0.6       3.8
---------------------------------------------------------------------------------------------------------
Caribou              -          -              -         -               -         -         -      (0.3)
---------------------------------------------------------------------------------------------------------
Totals           199.6      224.7          (10.6)    (15.9)           22.3      23.3       6.9      18.5
---------------------------------------------------------------------------------------------------------
* after non-cash costs (depreciation, depletion and reclamation)

        The mining losses for the first nine months were directly attributable to: (i) the unsatisfactory performance of the Bougrine mine, which had lower production due to a temporary drop in the zinc grade and higher production costs due to greater than normal backfilling requirements; (ii) a loss of $3.4 million on the Nanisivik operation, due to sales at prices lower than inventory values;
(iii) the reduction in carrying value of the inventories by US$0.03 per pound to reflect the lower of cost or market price as at September 30, 2002, that had a direct impact on Nanisivik and El Mochito.

BOUCHARD-HEBERT MINE

        The total mine cash cost was US$0.28 per pound of payable zinc for the third quarter of 2002 as compared to US$0.33 per pound for the same period in 2001. The zinc grade in ore to the mill was significantly greater in 2002, while the precious metals and copper grades were lower compared to the same period in 2001. Mill throughput decreased slightly in the third quarter of 2002 due to a loss of one production day caused by an incident in the shaft.

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001           2002        2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)            778,151       777,988        256,602     258,952
--------------------------------------------------------------------------------
 Zinc (%)                          5.6           4.5            6.5         4.5
--------------------------------------------------------------------------------
 Copper (%)                        0.6           0.9            0.5         0.8
--------------------------------------------------------------------------------
 Silver (g/t)                       41            48             44          45
--------------------------------------------------------------------------------
 Gold (g/t)                        1.2           1.6            1.0         1.3
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  68,849        56,143         26,464      19,027
--------------------------------------------------------------------------------
   Recovery (%)                   87.4          87.0           88.1        86.5
--------------------------------------------------------------------------------
   Grade (%)                      54.8          54.6           55.3        53.5
--------------------------------------------------------------------------------
 Copper (tonnes)                28,076        33,627          6,938      10,065
--------------------------------------------------------------------------------
   Recovery (%)                   84.9          85.1           82.0        85.5
--------------------------------------------------------------------------------
   Grade (%)                      15.5          16.7           16.3        17.1
--------------------------------------------------------------------------------
Metal in Concentrates
--------------------------------------------------------------------------------
 Zinc (tonnes)                  37,736        30,660         14,634      10,174
--------------------------------------------------------------------------------
 Copper (tonnes)                 4,359         5,606          1,132       1,721
--------------------------------------------------------------------------------
 Silver (ounces)               378,097       449,448        123,228     125,777
--------------------------------------------------------------------------------
 Gold (ounces)                  14,939        22,812         4,193        6,816
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (Cdn.$)        34.82         34.81          36.53       36.09
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)      0.28          0.29           0.28        0.33
--------------------------------------------------------------------------------

        The "high powered" induced polarization survey carried out during the second quarter outlined several favourable anomalous I.P. anomalies with two of the anomalies considered to be deep energizing sources. Ground investigation of the anomalous I.P. trends is presently in progress and subsequent diamond drilling will be carried out on the best targets.

        During the quarter, a total of 2,250 metres was drilled in six diamond drill holes. Two diamond drill holes, drilled through the northernmost limit of the volcanic rock sequence that hosts the Bouchard-Hebert mine deposit, intercepted only disseminated traces of pyrite mineralization. An historical hole was extended to test the sulphide zone above Hole BW-02-130 (previously reported) in an attempt to verify the location of the northern volcanics. No horizon was found comparable to the one intersected in Hole BW-02-130.

        Three holes on the Keno property, situated to the east of the village of Clericy, were drilled to verify sulphide zones below previously drilled holes in the area. While several sulphide zones were intersected, no economic levels of zinc mineralization were encountered.

NANISIVIK MINE

        At Nanisivik, production of zinc in concentrate was up 2% in the third quarter of 2002 from the same period in 2001 as a result of a significant increase in the zinc grade in the mill feed. During the third quarter of 2002, the zinc grade averaged 8.9% as compared to 6.6 % in the same period in 2001. The increase in the grade resulted from a combination of mining higher grade pillars and the upgrading from operating the Dense Media Separation ("DMS") plant. The DMS plant consistently provided a 25% increase in the zinc head grade for the period.

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001           2002        2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)            516,544       575,028        143,650     189,813
--------------------------------------------------------------------------------
 Zinc (%)                         10.0           6.4            8.9         6.6
--------------------------------------------------------------------------------
 Silver (g/t)                       42            29             35          32
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  87,644        62,067         21,506      21,171
--------------------------------------------------------------------------------
    Recovery (%)                  96.0          95.2           94.9        94.3
--------------------------------------------------------------------------------
    Grade (%)                     56.5          56.8           56.3        55.9
--------------------------------------------------------------------------------
Metal in Concentrate
--------------------------------------------------------------------------------
 Zinc (tonnes)                  49,514        35,284         12,109      11,845
--------------------------------------------------------------------------------
 Silver (ounces)               528,049       368,730        113,805     119,236
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (Cdn.$)        51.34         50.45          59.47       61.42
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)      0.34          0.45           0.36        0.49
--------------------------------------------------------------------------------

        Operations at the Nanisivik Mine ceased on September 30, 2002 but reclamation activities continued. In October the Nunavut Water Board ("NWB") approved the issuance of a water license (the "License"), on certain conditions, in connection with the closure and reclamation of the mine. The License requires CanZinco Ltd. ("CanZinco"), a wholly owned subsidiary of Breakwater, to submit for approval certain studies and plans including a final closure and reclamation plan, a Phase II Environmental Site Assessment and Human Health and Ecological Risk Assessment within six months. Work on these studies and others had already been initiated and it is anticipated that they will be completed before year-end. The NWB has reserved the right to amend or vary the License upon review of the additional studies and plans.

        The NWB issued the License on the condition that CanZinco provide, on or before November 9, 2002, financial security in the amount of $17.6 million, $6.0 million of which has already been furnished pursuant to the expired water license. Breakwater advised the Department of Indian Affairs and Northern Development and the NWB that it will provide a promissory note as a guarantee for the difference between the $6.0 million of security and the NWB's estimated reclamation costs of $17.6 million, in the event the reclamation costs exceed CanZinco's estimate.

        In previous applications for the renewal of water licenses and other public documents, CanZinco had estimated the cost of Nanisivik's closure to be as high as $12.0 million, with that amount including severance and other payments made to terminated employees. The revised closure cost estimate of $9.2 million excludes severance payments and is based on a more detailed analysis of costs, incorporating information provided by third party contractors and outside consultants.

        CanZinco's estimate for reclamation costs of $9.2 million includes the work already completed and materials purchased for reclamation. To date, CanZinco has expended approximately $1.1 million on actual reclamation work at the site and has approximately $2.9 million of supplies and materials on site that are specifically designated for reclamation work. The $9.2 million compares to the estimate of $17.6 as proposed by the Nunavut Water Board. The government's estimate includes amounts which CanZinco believes are in error and are the result of not having the knowledge that CanZinco possesses due to the prior experience gained while Nanisivik was operating. CanZinco will apply to the NWB for a reduction in the amount of security required pursuant to the License when it has completed the required studies and reports mentioned above.

        The Government of Nunavut committed to reaching an agreement in principal with CanZinco on the transfer of certain assets to the Government by September 30, 2002. While this did not materialize as planned, the Government of Nunavut remains interested in such assets. CanZinco personnel are continuing discussions with a number of interested parties including the Government of Nunavut and its Steering Committee and the Working Group in an effort to find alternative uses for the existing infrastructure at Nanisivik. Both the Government of Nunavut and CanZinco remain optimistic that alternative uses can be combined to create the much needed employment and training opportunities for the residents of the neighboring community of Arctic Bay.

BOUGRINE MINE

        The decrease in production of zinc in concentrate was a result of a significant decline in the ore grade and tonnage to the mill that was due to limited contribution of mill feed from the higher grade F-3 zone. The F-3 zone was out of service from April to mid-July while a cemented fill placement program was underway. The work has been completed and production rates have returned to normal.

        Total cash costs increased for the quarter to US$0.36 per pound of payable zinc compared to US$0.33 per pound of payable zinc in the third quarter of 2001. The increase in cash costs is attributable to lower zinc production due to lower mill throughput and a lower zinc head grade

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001           2002        2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)            311,549       309,990         97,363     103,156
--------------------------------------------------------------------------------
 Zinc (%)                          9.5          12.2            9.8        10.7
--------------------------------------------------------------------------------
 Lead (%)                          1.5           2.3            1.3         2.4
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  44,247        56,150         14,775      16,133
--------------------------------------------------------------------------------
    Recovery (%)                  81.9          80.5           84.7        79.6
--------------------------------------------------------------------------------
    Grade (%)                     54.7          54.1           54.5        54.4
--------------------------------------------------------------------------------
 Lead (tonnes)                   5,249         8,275          1,291       3,172
--------------------------------------------------------------------------------
    Recovery (%)                  76.1          76.6           69.0        80.2
--------------------------------------------------------------------------------
    Grade (%)                     66.3          65.1           64.5        64.0
--------------------------------------------------------------------------------
Metal in Concentrates
--------------------------------------------------------------------------------
 Zinc (tonnes)                  24,220        30,400          8,055       8,776
--------------------------------------------------------------------------------
 Lead (tonnes)                   3,479         5,383            833       2,029
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (U.S.$)        32.20         27.31          35.77       27.22
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)      0.36          0.32           0.36        0.33
--------------------------------------------------------------------------------

        During the third quarter, underground drilling focussed on the southern portion of Djebel Bougrine, immediately to the south of the Bougrine deposit. This area offers the potential of finding F1/F2 type mineralization close to the mine haulage ramp. At the end of August, 1,643 metres had been drilled in 10 holes with most holes intersecting the target zones. No economic mineralization was encountered.

EL MOCHITO MINE

        Production of zinc in concentrate for the third quarter decreased by 5% over the same period in 2001 while lead and silver were up 10% and 9% respectively. Total cash costs increased slightly for the quarter to US$0.34 per pound of payable zinc compared to US$0.33 per pound of payable zinc in the third quarter of 2001. The increase in cash costs is attributable to lower zinc production due to a lower zinc grade in the mill feed.

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001           2002        2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)            501,114       483,251       173,948      170,623
--------------------------------------------------------------------------------
 Zinc (%)                          7.6           7.8           7.4          8.1
--------------------------------------------------------------------------------
 Lead (%)                          1.5           1.3           1.4          1.4
--------------------------------------------------------------------------------
 Silver (g/t)                       91            80            82           77
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  68,055        66,739        23,162       24,420
--------------------------------------------------------------------------------
 Recovery (%)                     93.1          92.2          93.6         92.8
--------------------------------------------------------------------------------
 Grade (%)                        52.1          51.9          52.1         52.2
--------------------------------------------------------------------------------
 Lead (tonnes)                   9,003         7,082         2,973        2,692
--------------------------------------------------------------------------------
 Recovery (%)                     80.6          78.7          80.8         80.6
--------------------------------------------------------------------------------
 Grade (%)                        68.9          67.5          68.9         68.9
--------------------------------------------------------------------------------
Metal in Concentrates
--------------------------------------------------------------------------------
 Zinc (tonnes)                  35,478        34,654        12,064       12,750
--------------------------------------------------------------------------------
 Lead (tonnes)                   6,200         4,780         2,048        1,856
--------------------------------------------------------------------------------
 Silver (ounces)             1,296,185     1,109,781       410,926      377,926
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (U.S.$)        28.35         31.05         27.26        29.45
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)      0.32          0.37          0.34         0.33
--------------------------------------------------------------------------------

        During 2002, successful underground exploration drilling was carried out in the mine resulting in additions being made to mineral reserves and resources.

        Drilling of the Santo Nino area from the 2100 level continued through the quarter and the footprint of the Santo Nino manto was expanded considerably however due to excessive drillhole deviation, the chimney targets identified were not tested successfully. As reported in the second quarter, the Inferred Mineral Resource of the Santo Nino area has increased by 0.7 million tonnes to
1.8 million tonnes grading 6.0% zinc (undiluted).

        Drilling of two holes from the 1975 level to test virgin ground north and east of the present Santo Nino was conducted during the quarter. The first hole intercepted 16.8 meters grading 31 grams of silver per tonne, 1.8% lead, and 6.7% zinc at a depth of almost 610 meters. Further drilling was completed to follow the Santo Nino Chimney upward and the chimney was intercepted at approximately 91.5 meters below the 2350 level. The intercept was 6.1 meters grading 402 grams of silver per tonne, 14.9% lead, and 17.3% zinc.

        In April, while drilling from the 1850 level Barbasco drive, a chimney intercept of 7.6 metres grading 361 grams of silver per tonne, 9.6% lead, and 8.7% zinc was cut 213 metres in front of the face. A second intercept of 14.8 metres grading 450 grams of silver per tonne, 9.7% lead, and 11.2% zinc was cut
21.3 metres below and north of the first. Drilling was halted to allow the advance of the drift.

        In July a rig was moved into the Yojoa area on the 2350 level. The target was the intersection of the Santo Nino and Salva Vida faults. Two holes cut significant intervals of mineralized skarn: one intercept of 22 metres grading 28 grams of silver per tonne, 2.3% lead, and 6.8% zinc, the second intercept was 14 metres grading 54 grams of silver per tonne, 4.0% lead, and 5.7% zinc.

EL TOQUI MINE

        Production of zinc in concentrate for the third quarter increased by 19% over the same period in 2001 while cash operating costs decreased by 16% on a per pound of payable zinc basis. The total cash cost was US$0.31 per pound of payable zinc during the third quarter of 2002 compared with US$0.37 per pound of payable zinc for the same period in 2001. The cost reduction was a result of lower smelter treatment charges and improved productivity and ore grade. As well, recent metallurgical improvements produced record levels in zinc recovery and zinc concentrate grades.

--------------------------------------------------------------------------------
                                     NINE MONTHS                THIRD QUARTER
--------------------------------------------------------------------------------
                                 2002          2001           2002        2001
--------------------------------------------------------------------------------
Ore Milled (tonnes)            313,364       319,347        109,263     107,354
--------------------------------------------------------------------------------
 Zinc (%)                          9.1           8.3            9.1         8.0
--------------------------------------------------------------------------------
 Gold (g/t)                        0.8           1.6            0.8         1.2
--------------------------------------------------------------------------------
Concentrate Production
--------------------------------------------------------------------------------
 Zinc (tonnes)                  51,716        47,809         18,126      15,364
--------------------------------------------------------------------------------
 Recovery (%)                     91.8          89.6           91.5        89.5
--------------------------------------------------------------------------------
 Grade (%)                        50.6          49.5           50.3        49.9
--------------------------------------------------------------------------------
 Gold (tonnes)                   3,933         2,792          1,761         725
--------------------------------------------------------------------------------
 Recovery (%)                     51.2          53.8           55.4        53.1
--------------------------------------------------------------------------------
 Grade (g/t)                      31.7          95.5           27.4        94.0
--------------------------------------------------------------------------------
Metal in Concentrates
--------------------------------------------------------------------------------
 Zinc (tonnes)                  26,163        23,679          9,113       7,674
--------------------------------------------------------------------------------
 Gold (ounces)                   4,003         8,570          1,545       2,192
--------------------------------------------------------------------------------
 Silver (ounces)               207,216       255,143         69,417      84,475
--------------------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------------------------------------------------
 Per tonne milled (U.S.$)        26.08         25.11          24.22       23.50
--------------------------------------------------------------------------------
Total Cash Costs
--------------------------------------------------------------------------------
 Per lb payable zinc (U.S.$)      0.32          0.36           0.31        0.37
--------------------------------------------------------------------------------

        During the third quarter, previously collected geochemical soil samples from the Estatuas area were being analyzed by Acme Labs in Vancouver. To-date the information for this survey has not been finalized. Results are expected by the middle of the fourth quarter and the expected results will provide the necessary data for planning the next drilling program.

LANGLOIS MINE

        The Langlois mine remained on care and maintenance during the period.

        Plans are being finalized for a 22 hole, 7,935-metre underground diamond drill program to be carried out during the fourth quarter of 2002 and the first quarter of 2003. The objective of this $650,000 drill program will be further delineation drilling to upgrade resources to reserves in Zone 97, both above 6 level and below 13 level. Delineation drilling of Zone 97 after the acquisition of the Langlois mine in May 2000 significantly increased mineral reserves and grades of the zone. The potential increase in reserves should improve the economics of a feasibility study completed by SRK Consulting in August 2001.

        A decision to reopen the Langlois mine awaits an improvement in the price of zinc and arranging financing. The complete conclusions of the feasibility study can be accessed at www.sedar.com under Breakwater's filings as well as on the news release issued September 13, 2001.

OUTLOOK

        On September 30th, 2002, Nanisivik Mine, on Baffin Island in the Canadian Arctic, closed its operations permanently and the property went into a closure mode. This marked the end of an era of mining in the Canadian Arctic with the closing of Teck-Cominco's Polaris Mine on Little Cornwallis Island in the same month.

        The Bougrine mine is expected to perform better during the last quarter of the year than the first nine months. Operations have returned to normal as the high grade F3 Zone has been back filled and is now contributing the daily mill feed.

        Despite Nanisivik's closure the Company operations continue to produce at a level that will generate 403 million pounds of payable zinc, 2 million ounces of payable silver, 27,000 ounces of payable gold and 28 million pounds of payable lead in concentrate for the year. Performance of the operations has been more than satisfactory and cash costs were US$0.32 per pound of payable zinc for the first nine months of the year.

        Despite the operations performing well the Company's overall financial results remain very sensitive to the price of zinc. The cash price for zinc fell to a low of US$0.33 per pound during the third quarter and the low price continues to be the Company's nemesis.

        The Company's capital spending totaled $7.1 million for the first nine months of the year and total capital expenditures for the year are estimated to be no more than $11.7 million.

For further information please contact:

C. K. BENNER                                    RENE R. GALIPEAU
President & Chief Executive Officer             Executive Vice President & Chief
                                                Financial Officer
(416) 363-4798 Ext. 269                         (416) 363-4798 Ext. 260

Website: www.breakwater.ca

This news release contains forward-looking statements, such as estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated, projected or estimated in such statements. These risks, uncertainties and other factors are discussed the Company's most recent Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission and Canadian provincial securities regulators.


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at September 30, 2002 and December 31, 2001
(Expressed in thousands of Canadian dollars)
-----------------------------------------------------------------------------------------------------
                                                                         SEPTEMBER 30,  December 31,
                                                                            2002            2001
=====================================================================================================
ASSETS                                                                   (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                                                 $  12,232      $   3,305
Accounts receivable - concentrate                                             5,787          3,957
Other receivables                                                             6,902          6,267
Concentrate inventory                                                        47,204         41,853
Materials and supplies inventory                                             30,467         38,026
Short-term investments                                                          387             68
Prepaid expenses and other current assets                                     2,417          2,481

-----------------------------------------------------------------------------------------------------
                                                                            105,396         95,957
DEFERRED LOSSES ON FOREIGN EXCHANGE HEDGING CONTRACTS                            37          2,003
RECLAMATION DEPOSITS                                                          1,312          1,237
MINERAL PROPERTIES AND FIXED ASSETS                                         139,562        152,372
-----------------------------------------------------------------------------------------------------
                                                                          $ 246,307      $ 251,569
=====================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                  $  31,347      $  43,985
Provisional payments for concentrate inventory shipped and not priced        20,218         11,633
Short-term debt including current portion of long-term debt                  83,273         34,030
Income and mining taxes payable                                                 752          1,261
-----------------------------------------------------------------------------------------------------
                                                                            135,590         90,909
LONG-TERM DEBT                                                                2,174         46,376
RECLAMATION AND CLOSURE COST ACCRUALS                                        10,395         15,708
FUTURE TAX LIABILITIES                                                          423              -
-----------------------------------------------------------------------------------------------------
                                                                            148,582        152,993
-----------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Capital stock                                                               257,699        239,214
Contributed surplus                                                           1,485          1,485
Deficit                                                                    (176,822)      (158,968)
Cumulative translation adjustments                                           15,363         16,845
-----------------------------------------------------------------------------------------------------
                                                                             97,725         98,576
-----------------------------------------------------------------------------------------------------
                                                                          $ 246,307      $ 251,569
=====================================================================================================

CONSOLIDATED STATEMENTS OF
OPERATIONS AND DEFICIT

For the Periods Ended September 30, 2002 and 2001
(Expressed in thousands of Canadian dollars except per share amounts)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------
                                                           THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                              SEPTEMBER 30,                     SEPTEMBER 30,
                                                          2002            2001              2002             2001
------------------------------------------------------------------------------------------------------------------------
                                                                       (Restated)                         (Restated)
Gross sales revenue                                 $      74,203    $      87,277    $     199,616    $     224,679
Treatment and marketing costs                              35,616           42,545           89,078          102,079
------------------------------------------------------------------------------------------------------------------------
Net revenue                                                38,587           44,732          110,538          122,600
------------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                     42,284           51,503           98,879          115,208
Depreciation and depletion                                  6,641            6,854           19,358           20,735
Reclamation and closure costs                                 681            1,026            2,927            2,630
------------------------------------------------------------------------------------------------------------------------
                                                           49,606           59,383          121,164          138,573
------------------------------------------------------------------------------------------------------------------------
LOSS FROM MINING ACTIVITIES                               (11,019)         (14,651)         (10,626)         (15,973)
------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                  1,353            1,621            4,114            5,093
Interest and financing                                      1,239            1,291            4,046            5,464
Investment and other income                                  (383)          (1,756)            (778)          (8,785)
Foreign exchange loss (gain) on U.S. dollar
  denominated debt                                          3,820            2,964             (456)           4,200
------------------------------------------------------------------------------------------------------------------------
                                                            6,029            4,120            6,926            5,972
------------------------------------------------------------------------------------------------------------------------
LOSS BEFORE THE FOLLOWING:                                (17,048)         (18,771)         (17,552)         (21,945)
------------------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets               -           69,784                -           69,784
Other non-producing property costs                            384              493              483            2,025
Foreign exchange hedging loss                                   -            2,886                -            2,886
Income and mining taxes                                      (502)             217             (181)             864
------------------------------------------------------------------------------------------------------------------------
                                                             (118)          73,380              302           75,559
------------------------------------------------------------------------------------------------------------------------
NET LOSS                                                  (16,930)         (92,151)         (17,854)         (97,504)
DEFICIT - BEGINNING OF PERIOD                            (159,892)         (53,263)        (158,968)         (47,910)
------------------------------------------------------------------------------------------------------------------------
DEFICIT - END OF PERIOD                             $    (176,822)   $    (145,414)   $    (176,822)   $    (145,414)
------------------------------------------------------------------------------------------------------------------------

LOSS PER SHARE - BASIC                              $       (0.09)   $       (0.77)   $       (0.11)   $       (0.81)
------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                   $         N/A    $         N/A    $         N/A    $         N/A
------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                         192,737,000      120,101,000      157,996,000      119,897,000
------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods Ended September 30, 2002 and 2001
(Expressed in thousands of Canadian dollars)
(Unaudited)

----------------------------------------------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                                              2002            2001          2002             2001
======================================================================================================================
CASH PROVIDED FROM (USED FOR)                                              (RESTATED)                     (RESTATED)
OPERATING ACTIVITIES
Net loss                                                  $  (16,930)     $  (92,151)    $   (17,854)    $   (97,504)
Non-cash items:
  Depreciation and depletion                                   6,641           6,854          19,358          20,735
  Write-down of mineral properties and fixed assets                -          69,784            --            69,784
  Other non-cash items                                         3,952           1,774           1,691           1,966
  Reclamation and closure cost accruals                          681           1,026           2,927           2,630

----------------------------------------------------------------------------------------------------------------------
                                                              (5,656)        (12,713)          6,122          (2,389)
Payment of reclamation and closure costs                      (1,180)           (381)         (2,029)         (1,557)
Deferred losses on foreign exchange hedging contracts              -          (1,173)              -          (1,173)
Changes in non-cash working capital items                     18,164          29,721         (11,827)         40,118
----------------------------------------------------------------------------------------------------------------------
                                                              11,328          15,454          (7,734)         34,999
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Issue of common shares for cash                               (170)            187          17,848             632
  Issue of shares on reacquisition of assets                       -               -             638               -
  (Decrease) increase in short-term debt                     (10,608)         (8,475)         49,560         (16,879)
  (Decrease) increase in long-term debt                         (777)           (402)        (44,188)            833
----------------------------------------------------------------------------------------------------------------------
                                                             (11,555)         (8,690)         23,858         (15,414)
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Reclamation deposits                                           (75)             15             (75)          1,072
  Mineral properties and fixed assets                         (2,859)         (4,200)         (7,122)        (19,704)
----------------------------------------------------------------------------------------------------------------------
                                                              (2,934)         (4,185)         (7,197)        (18,632)
----------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                   (3,161)          2,579           8,927             953
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD               15,393           3,074           3,305           4,700
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                 $   12,232      $    5,653     $    12,232     $     5,653
======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                $    1,249      $    1,242     $     2,660     $     4,773
  Income and mining taxes                                 $        -      $        -     $       328     $       477